Exhibit 15.1

The Board of Directors and Stockholders

Arrow Financial Corporation

Glens Falls, New York

Re:

Pre-Effective Amendment No. 1 to the Registration Statement on Form S-3 related to the Arrow

Financial Corporation Automatic Dividend Reinvestment Plan

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our reports dated May 7, 2010 and August 3, 2010, related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such reports are not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

KPMG LLP

Albany, New York

September 10, 2010